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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. 1       )*

                            BEST LOCK CORPORATION
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                              (Name of Issuer)
                                 Common Stock
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                       (Title of Class of Securities)

                                  086530102
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 086530102                 13G             PAGE   2   OF   4   PAGES
          -----------                                    -----    -----

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                First Chicago NBD Corporation 38-1984850*
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
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                5  SOLE VOTING POWER

                   11,462
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         -0-
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           -0-
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                11,462
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.9
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12 TYPE OF REPORTING PERSON*
   *Unless otherwise disclosed herein, all holdings of the Reporting Person are indirect through one or more subsidiaries.

  HC CO
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sec 1745 (6-80) SEE INSTRUCTIONS BEFORE FILLING OUT!
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SEC 13G                                             PAGE   3   OF   4   PAGES
                                                         -----    -----
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No.1

ITEM 1(a)    NAME OF ISSUER:
             Best Universal Lock Co.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             6161 75th Street
             Indianapolis, IN  46250

ITEM 2(a)    NAME OF PERSON FILING:
             First Chicago NBD Corporation. ("FCN")

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICES:
             One First National Plaza
             Chicago, Illinois   60670

ITEM 2(c)    CITIZENSHIP
             Delaware

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:
             Common Stock
ITEM 2(e)    CUSIP NO.:
             086530102
ITEM 3       TYPE OF PERSON FILING:
             (g) FCN is a Parent Holding Company in accordance with
                 240.13d-1(b)(ii)(g).

ITEM 4       OWNERSHIP:
             The shares listed below were held in a fiduciary capacity by one or more subsidiaries of First Chicago NBD Corporation as of December 31, 1996
             A.) Amount Beneficially owned:   11,462
             B.) Percent of Class:  7.9
             C.) Number of shares to which the subject Holding company has:
                   1.) Sole power to vote or direct the vote: 11,462
                   2.) Shared power to vote or to direct the vote: -0-
                   3.) Sole power to dispose or to direct the disposition of:
                       -0-
                   4.) Shares power to dispose or to direct the disposition
                       of:  -0-



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                                                   PAGE   4   OF   4   PAGES
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ITEM 5       OWNERSHIP OF  5 PERCENT OR LESS OF A CLASS:
             Not Applicable

ITEM 6       OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON:
             Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY being Reported on By the Parent Holding Company: See Item 3

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             Not Applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:  NOT APPLICABLE

ITEM 10 CERTIFICATION: By signing below I certify that to the best of my knowledge and belief, the securities referred above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.

             Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:        February 04, 1997

                                           /s/ Daniel T. Lis
                                           -----------------------------
                                           Daniel T. Lis
                                            Assistant Secretary
                                           First Chicago NBD Corporation
                                           (313) 225-3154